Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-213808 and 333-202103) and Form S-8 (no. 333-215781) of Manitex International, Inc. of our report dated April 10, 2018, relating to our audits of the consolidated balance sheet as of December 31, 2017 and  the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the two years ended December 31, 2017, and the related notes, which appear in this Form 10-K.

/s/ UHY LLP

Sterling Heights, Michigan

March 15, 2019